Exhibit 99.2

Willbros Group, Inc.

1Q 2017 Earnings Conference Call

May 3, 2017 at 10:00 a.m. Eastern

CORPORATE PARTICIPANTS

Stephen Breitigam - Vice President, Investor Relations

Michael Fournier - President and Chief Executive Officer

Van Welch - Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good day, and welcome to the Willbros Group 1st Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star then one on a touchtone phone. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Steve Breitigam, Vice President of Investor Relations. Please go ahead.

Stephen Breitigam

Good morning and thank you for joining us today. Speaking today will be Mike Fournier, President and Chief Executive Officer; and Van Welch, Executive Vice President and Chief Financial Officer. This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided in the company press release announcing this call.

Information reported on this call speaks only as of today, May 3, 2017, and time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the company expects or anticipates, will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements.

These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated May 2, 2017 and on our website.

Now, I’ll turn the call over to Mike Fournier, President and CEO.

Michael Fournier

Good morning, folks, and thanks for joining our call this morning. As anticipated, revenue for the first quarter looked quite similar to the fourth quarter of 2016. While we have built total company backlog in recent months, we entered 2017 with low backlog in both our Oil & Gas and Canada segments. The awards that we announced on the last call in early March, coupled with new awards announced yesterday, had minimal impact in Q1. We expect significant improvement in our Q2 performance and continue to see attractive opportunities in our markets. The operating loss in Q1 of $14.9 million was impacted by the lower revenue, unabsorbed equipment and other indirect costs, and a loss provision on a pipeline Integrity job.

Moving to operations, our Utility T&D business continues to grow top line revenue. Chapman, our transmission business, had higher revenue than anticipated in Q1. A number of jobs were transitioning in January, resulting in underutilization of equipment. Also, Chapman had a number of unit rate work orders where margins were lower than historical performance, reflective of difficult work locations and conditions. This resulted in lower operating results than anticipated with most of the impact occurring in January, with improvements in February and March. There’s a strong workload outlook for the remainder of the year with a focus on improving margins.

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

Our WTD East distribution business had lower than anticipated revenue for the quarter, with a delayed start on one significant project. This, along with other challenges, resulted in an operating loss in January. By March, work had started on the delayed project, and both revenue and operating results returned to expected levels.

The WTD West distribution business once again delivered a strong operating performance and has a stable workload for the remainder of the year.

Our newest distribution region, the WTD Southeast business, is approaching a breakeven workload and is handling client requests for additional crews going forward, plus we anticipate additional demand in North Carolina for underground services.

Our renewables group has booked close to budgeted revenue for the year, with mobilization and its first project commencing in early Q2. In support of this EPC wind farm project, engineering services performed by the WTD Engineering business exceeded expectations in Q1.

Moving to the Oil & Gas segment, as anticipated, revenues in the quarter were lower than planned for both our Pipeline group and Lineal. Within our Pipeline business unit, project margin was impacted by mobilization delay on a mainline project, and some margin erosion on a couple of small projects. Lastly, the loss provision was booked on a small pipeline integrity project awarded in Q1. The anticipated loss is a result of an estimating error and field execution challenges. We are now mobilized on the mainline work, which I previously referenced, and are taking steps to address margin improvement on small project work.

Lineal also saw margin pressure in Q1. In general, Lineal market conditions are improving and we’ve increased bid margin as market activity level is increasing. Both Lineal and our Pipeline business unit have the bulk of their expected Q2 work in backlog.

We’ve responded to a substantial number of bids during Q1 and early Q2, but no large additional projects have been awarded for Q3 as the market in Texas, in particular, remains very competitive. We have had some recent success in booking Marcellus area work in both our Lineal and pipeline business units and have a number of bids outstanding in the region for later this year. Outstanding bids as of May 2nd are approximately $95 million, with similar volume of estimates in-house are identified in the near term. The sale of our Tank Services business is proceeding with a targeted closing in Q2.

Turning to Canada, our CM business got off to a slow start in January compared to prior years, as it transitioned to new contracts. This unit did sign a mid-sized pipeline relocation project in April with a strategic client. Our ITS business experienced a slow start to Q1 as it had minimal field activity. However, the bid load is improving and the business unit was successful in winning a facility small capital project MSA, which we expect to generate work volume in Q2.

The Canadian market remains challenging but we are starting to see increased bid activity. We currently have approximately $39 million Canadian of bids submitted for primarily Q3 and Q4 of 2017, and in excess of $100 million Canadian of estimates in-house for late 2017 and into 2018.

We’ve taken a number of steps in Canada to redistribute indirect and G&A costs while broadening our service offerings. These include consolidation of the senior leadership positions in Canada, while carrying out strategic hiring of leaders at the business unit level capable of extending our construction, maintenance and outage capabilities services beyond just pipelines. By doing so, we hope to return to revenue growth in Canada, where there continues to be a large maintenance and sustaining capital spend despite a slowdown in capital investment and new projects.

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

Van, I’ll now turn it over to you for financial commentary.

Van Welch

Thanks, Mike, and good morning. I would like to begin with our consolidated operating results.

In the first quarter of 2017, we recorded an operating loss of $14.9 million on contract revenue of $163.9 million compared to an operating loss of $12.1 million on contract revenue of $164.4 million in the fourth quarter of 2016.

Our Utility T&D segment increased revenue approximately $10.2 million due in part to increased work under our Alliance Agreement with Oncor. The growth in revenue in Utility T&D is partially offset with a $9.8 million and $800,000 decrease in revenue in our Canada and Oil & Gas segments, respectively. The $2.8 million decrease in operating performance is partly attributed to a reduction of $1.3 million in our Utility T&D segment due to a change in the mix of work in the segment’s Chapman business, which led to higher indirect costs and margin erosion.

In addition, our Canada and Oil & Gas segments recorded increased operating losses in the first quarter of 2017 due to the lower revenue volume previously discussed. Our Oil & Gas segment also recorded a $1 million loss on an integrity project during the quarter. Our operating performance was favorably impacted by a $1.7 million reduction in corporate overhead costs between periods, which is mainly attributed to a change in other charges of $700,000 primarily due to a facility lease abandonment charge that did not recur in the first quarter of 2017, as well as a decrease of $900,000 in audit fees between periods.

Oil & Gas financial results include $10.6 million of contract revenue and $900,000 of operating loss for the first quarter of 2017, and $6.6 million of contract revenue and $1.6 million of operating loss for the fourth quarter of 2016 in relation to the segment’s Tanks business which is held for sale at March 31, 2017.

Our total liquidity at March 31, 2017 was approximately $49.5 million which is composed of $36.7 million of cash and $12.8 million of revolver availability. There were no revolver borrowings at March 31, 2017, and our DSO was approximately 69 days. Liquidity levels decreased $17.2 million from $66.7 million at December 31, 2016 primarily attributed to reduced revolver availability due to additional letters of credit in the quarter that supported new work.

During the second quarter of 2017, in order to maintain our financial flexibility, we do intend to renew our universal shelf registration statement, which will provide us with the ability to offer and sell debt and equity securities subject to market conditions and our capital needs.

Our effective tax rate for the first quarter of 2017 was 3.3%, or a benefit of approximately $600,000. The benefit is primarily related to a refundable, alternative minimum tax credit carry forward as well as a small tax benefit on our Canadian losses. At March 31, 2017 we had a valuation allowance of $75.1 million against our tax assets, which is due primarily to net operating losses. We continue to anticipate not paying, or making a provision for, any US federal taxes in 2017.

For the second consecutive quarter, we increased our 12-month and total backlog. At March 31, 2017 we reported 12-month backlog of $528.4 million and total backlog of $852.5 million, both well up from December 31, 2016, and primarily related to recent award wins in both our Oil & Gas and Canada segments, which were discussed in our previous call. Subsequent to March 31, 2017 we have been

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

awarded $42 million including a $21.6 million contract in the renewable energy space to construct our first wind farm project. The project is expected to kick off in the second quarter of 2017 and conclude by the end of September.

Now an update on guidance:

•	With the recent awards just announced, and our increase of backlog over the past months, we expect Q2 2017 revenue to significantly increase from Q1 2017, with Oil & Gas and Utility T&D up and Canada flat. Revenue is expected to continue to range between $775 million and $825 million for the year ending December 31, 2017, excluding the Tanks business. Of the $775 million, approximately 80% has been awarded.

•	Q2 2017 operating income is also expected to improve from Q1 2017 due to the higher revenue volume discussed above.

Finally, our outreach to the investment community in Q2 includes management participation in the Houlihan Lokey 12th Annual Global Industrials Conference on May 18th in New York City, the KeyBanc Industrial Conference on May 30th in Boston, and the Stifel 2017 Industrials Conference on June 15th in New York City.

Operator, we will now turn it back to you for Q&A.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed, and you would like to withdraw your question, please press star then two. At this time we will pause for moment to assemble our roster.

Our first question will come from Tahira Afzal from KeyBanc Capital Markets. Please go ahead.

Tahira Afzal

Hi, folks.

Michael Fournier

Good morning.

Tahira Afzal

So, it’s good to see that you’ve started to get some nice bookings in again. If you don’t mind, could you talk a bit about the risk terms you’re accepting because I would love to get a sense on the inflection and the confidence you have around it. I think a lot depends on execution. So, I’d love to get a little more confident around what you guys are doing differently now.

Michael Fournier

So, you’ll have to maybe clarify that, Tahira. We missed the first part of your question.

Tahira Afzal

I’m just wondering about the pipeline work that you are contracting, really the risk terms and the resources you have to execute on that, if you can give some color around those.

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

Michael Fournier

Sure, and with the margin erosion that occurred in Q1 I’ve spent quite a bit of time with those folks here of late. So, I think the way I would characterize is we’ve done well staying very focused on the large project, making sure that we didn’t go out to field too early, that all the permitting was in place and that we start that project off well. And so, we’re fighting a little bit of rain on the early end of that work but I think well positioned to perform on that project.

Concurrent with that, we ran an awful lot of bids through in Q1, through our estimating group which involves a lot of management review participation. I think in hindsight, we took our eye off the ball somewhat on these small projects. Historically they’ve performed very well for us with margins, on a percentage basis, in excess of our mainline work. And as I mentioned in my script that’s where we had a few problems. In particular, we had the one project where coming out of the gate one of our folks misinterpreted a note with respect to a technical requirement on the project.

So, I think our confidence level going into the larger projects is very strong. We have a VP that sits on top of that project, is in the field every week with it. We’re taking some steps, in effect, I’ve said cut back, the bid load on small projects to make sure we’re not taking a shotgun-type approach to them to ensure that we can get back to our historical level of performance.

Tahira Afzal

Okay.

Michael Fournier

The market itself in the pipeline work, we’ve made reference to the Texas, and I’m going to say the Gulf Coast, markets still being very competitive. There’s a number of projects that we had bid in Q1 that both ourselves and what we consider some of our peers that would be naturals for that work and it didn’t come to fruition, and I think indicative that there’s still a lot of competition there and there’s still folks that maybe historically have worked in maybe other categories of the scale of project that are pushing into this mid-size work.

The Marcellus area seems—we’ve had more success there. The majority of our pending bids now and bids that we’re about to submit this week are up in that area. So, I guess it’s fair to say we’re creating a focus area there. Most of that work is work that will be executed in late Q2, Q3, Q4 of this year.

Tahira Afzal

Got it. Okay, thanks, that’s actually pretty helpful color. Just as a follow-up, on the Utility side, it seems—I see from the revenue side, it’s encouraging to see a nice inflection after a few quarters. How sustained do you think that’s going to be? Should we assume it’s kind of choppy along the way so we shouldn’t get concerned if it goes up and down? Or, are we sort of now at a point where we’re seeing a sustainable uptick on the revenue side there?

Michael Fournier

Yes, I think it’s sustainable. Admittedly on the transmission side, some of this revenue growth is us taking on discreet project work and that can tend to be more choppy. So, that’s probably an area where I would say it’s subject to being up and down a bit. Our WTD East business also does duct bank work, which tends to be project work, although often for clients that we have MSAs in place. Again, it could be a little bit choppy.

But, I think generally, the demands we see and we continue to pick up new clients under multi-year MSAs, I think that demand for our services is a steady growth and we’re putting our own constraints on how quickly we allow our business units to bring on additional crews so we don’t get out ahead of

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

ourselves. To a certain degree I think the impacts we saw in Chapman in January and literally in January we, on a business unit income, lost money, we’re break-even in February, by March we’d returned to expected levels. In large part I believe that is due to, as I mentioned in the script, the nature of the work. We ran into a couple difficult unit rate jobs but I think to a certain degree the fact that their revenue was growing on them and adjusting the business unit to ensure we have the right management tools in place, that we don’t grow revenue at the price of diluting our margins. Those folks are going through that learning curve. I’m very confident in the management team there, the steps they’re taking and that was reflected in March performance.

So no, I think UTD there’s ability for steady growth there and we’re taking steps to ensure that as we grow we don’t dilute margin.

Tahira Afzal

Got it. Thank you very much.

Operator

Again, if you have a question, please press star then one. Our next question will come from Noelle Dilts of Stifel. Please go ahead.

Noelle Dilts

Thanks, good morning.

Michael Fournier

Good morning.

Noelle Dilts

I had to hop on this call late so I apologize if I’m asking anything that’s already been answered. But, so just looking at Oil & Gas, you guys posted a $7.3 million loss in the quarter. It looks like $1 million of that was attributable to the issue on the integrity project. So, when you think about that remaining loss, how do we get to profitability in that division? To what extent is ramping up on the pipeline project in the Northeast going to help and can you give us a sense of just really where revenue has to get to for you guys to get back to profitability?

Michael Fournier

Sure. So, it’s Mike here, Noelle. First off we were anticipating a loss in Q1 in Oil & Gas. So, that wasn’t a surprise. Over and above the loss we booked on the integrity job, and to clarify, that job literally just kicked off in January, most of that work will happen in Q2. It’s a small job, in relative terms, a small job. I made reference that we had some project margin erosion and I’ll say that was about another $1 million on two jobs that we finished up that I think in hindsight we could have mitigated if we went after earlier. In one case I’ll say we made a business decision not to pursue some recoveries there due to—we think there’s a better opportunity in the long term with that particular client.

So, that being said, take $2 million of that and say it didn’t have to occur. The remainder of it is dealing with just underutilization of our people and equipment. I’m going to look at Van here to confirm, but my sense is the run rates that we anticipate in Q2, certainly for our Pipeline group, certainly for Lineal, put them over the breakeven level. I think our struggle will be back in the small project space, our facilities work and our integrity work. I think we still have to pick up some volume there to get our utilization. That’s not heavy equipment utilization, but our people utilization fully recovered.

So, Q2, Van, I’d characterize as pretty darn close to, if not, positive in terms of activity levels.

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

Van Welch

Certainly, Noelle, part of the significant volume increase that we’re expecting in Q2 is coming from our Oil & Gas segment, as well as Utility T&D that I mentioned in the prepared remarks. Those indirect costs and the utilization of those indirect costs will have an impact, have a good impact for us in Q2 along with the anticipated gross margin on the execution of that higher volume of revenue. So, we’re looking forward to the Q2 Oil & Gas results.

Noelle Dilts

Okay, and then, in T&D, I guess two questions. One, can you talk about I guess what you’re seeing on a regional basis both in Texas and some of your arguably newer markets in terms of just the competitive intensity? And second, I know in the past there have been some periods where the summer months have been a little bit difficult just given that some of the utilities can’t take their plants offline. When does that typically start for you? How are you thinking about that for this year?

Michael Fournier

Sure. So, in terms of the Texas, Oklahoma area, the transmission project work, the work that we’re bidding today with Chapman, they tend to be projects that are maybe $15 million, $25 million. We still find that competitive market and has been potentially lumpy for us. The distribution work and transmission work where it’s what we call T&E work, where it’s a long-term commitment to put crews on and that steady growth type model that we referred to earlier, when you look across the whole board in T&D, we don’t see—I said before, we’re the constraint there. We’re holding ourselves back in terms to the number of people and equipment that we commit to to putting on those so we can have rational growth.

Now, often that comes after months of negotiation and getting to the right rate structure. And so I guess I would qualify, the rate structure which seems to be on par with the other MSAs we have in place, we have the ability to grow the business. But this isn’t a situation where we can go back on existing MSAs and increase our rates or think that we can book new MSAs at higher rates. So, there’s enough competition in the marketplace to keep the rates in check, but there’s certainly demand for the services.

Van Welch

Also, Noelle, if you look at some of the discreet projects that we’ve booked, and are now underway, that’s going to help. The same resources are doing that work that are doing some of the T&M work and the unit rate work that Mike was talking about. So that’s certainly going to help our revenue stream through the summer months.

Michael Fournier

Yes, I guess, what we start kicking in there is fixed indirect relative to increasing volumes. So, even though the margin at the job level isn’t increased, we’re doing a higher volume because of these discreet projects.

Noelle Dilts

Okay, thanks a lot.

Van Welch

Thanks, Noelle.

Operator

Again, if you have a question, please press star then one. And showing no further questions, this will conclude our question and answer session.

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern

I would like to turn the conference back over to Michael Fournier for any closing remarks.

CONCLUSION

Michael Fournier

Thank you for joining us this morning. As we discussed today, we believe we have the opportunity for strong performance in Q2 and the prospects for building additional backlog in Q3 and Q4. Again, thanks for joining, and look forward to our next update call with you. Take care.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

Willbros Group, Inc.

May 3, 2017 at 10:00 a.m. Eastern